Exhibit 99.2

News Release

For Immediate Release

November 5, 2014

Approach Resources Inc. Announces Changes to the Board

Fort Worth, Texas, November 5, 2014 – Approach Resources Inc. (NASDAQ: AREX) (“Approach” or the “Company”) today announced that J. Ross Craft, the Company’s President and Chief Executive Officer, has been appointed to the additional position of Chairman of the Board of Directors (“Board”) following yesterday’s Board meeting. Mr. Craft is a founder of the Company and has served on Approach’s Board since the Company’s inception in 2002. Bryan H. Lawrence will continue to serve as a director, but will retire from his role as Chairman. Mr. Lawrence, a founder and Senior Manager of Yorktown Partners LLC, is a founding director of the Company and served as Chairman of Approach’s Board since the Company’s initial public offering in 2007.

The Company also announced that Vean J. Gregg III has been elected as Lead Independent Director of the Board. Mr. Gregg joined the Board in January 2014 and has 18 years of experience in oil and gas investment banking with J.P. Morgan Securities LLC. While at J.P. Morgan, Mr. Gregg most recently served as Managing Director and Group Head, North American Oil and Gas Investment Banking.

Mr. Craft commented, “I want to thank Bryan for his leadership as Approach grew from a start-up to a public E&P company operating in one of the most prolific shale oil basins in the United States. We are very grateful for his service as Chairman and pleased to have his continued guidance and counsel as a valued member of the Board.

We are also excited to have Vean assume the new role of Lead Independent Director. Vean brings a great breadth of perspective to this position. We believe his experience advising public E&P company boards and leading the oil and gas investment banking business at one of the world’s top financial institutions will be very valuable in this role to the Company.”

About Approach Resources

Approach Resources Inc. is an independent energy company focused on the exploration, development, production and acquisition of unconventional oil and gas reserves in the Midland Basin of the greater Permian Basin in West Texas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

INVESTOR CONTACT Sergei Krylov Executive Vice President & Chief Financial Officer ir@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Centre 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com